                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
[NABORS INDUSTRIES LOGO]
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

       NABORS REPORTS IN LINE WITH NET INCOME AT $0.17 PER DILUTED SHARE.

BRIDGETOWN, BARBADOS, JULY 18, 2002, NABORS INDUSTRIES LTD. (AMEX: NBR), today announced its results for the second quarter and six months ended June 30, 2002. Income derived from operating activities was $37.5 million for the quarter compared to $160.9 million in the second quarter of last year and $61.1 million in the first quarter of this year. Net income was $25.4 million ($0.17 per diluted share) compared to $104.0 million ($0.63 per diluted share) in the prior year and $41.9 million ($0.28 per diluted share) in the first quarter. Operating revenues were $346.1 million compared to $601.5 million in the prior year and $375.9 million in the first quarter of this year. For the six months ended June 30, 2002, income derived from operating activities was $98.6 million compared to $284.9 million in 2001. Net income and operating revenues were $67.4 million ($0.45 per diluted share) and $722.0 million, respectively compared to $187.2 million ($1.14 per diluted share) and $1,132.4 million, respectively for the first six months of 2001.

Gene Isenberg, Nabors' Chairman and Chief Executive Officer commented on the results. "Overall the current quarter was in line with our expectations in view of the anticipated weaker environment in some of our key markets. Compared to the first quarter of this year the largest decrease occurred in our Canadian operations, where a protracted spring thaw had a much larger impact on our consolidated results given the quadrupling of our exposure to this market over the last year as a result of two strategic acquisitions. Canada has become increasingly important to the industry's ability to meet North American natural gas demand and several of our US based customers are increasing their presence and focus on this market. The investment climate in Canada has also improved significantly as both the Federal and Provincial governments have instituted programs to lower corporate tax rates.

Our US Lower 48 land drilling unit also declined significantly compared to the first quarter, although not as much as anticipated. Alaska also was seasonally down compared to first quarter as a very active winter exploratory season ended and development activity was further curtailed by a major operator. We experienced stability in our US Lower 48 workover/well servicing business, as oil prices recovered from the lower levels of late 2001.

Our land and offshore businesses outside of North America are in the midst of a significant secular uptrend that began to reflect in our results mid-year 2001, although sequential improvement was interrupted by nonrecurring costs and timing issues during the quarter.

Our Gulf of Mexico offshore unit was essentially flat compared to the first quarter, as was our marine transportation business, which continues to see high utilization and stable pricing among the newer "Super 200" vessels. The remainder of our manufacturing, technology and logistics businesses posted lower results in proportion to the lower level of activity in our US-based businesses.

Looking forward, we expect improvements in most of our operations through the end of the year with the largest coming from our Canadian and international units. The anticipated improvement in Canada is a result of a seasonal increase in activity and a full quarter of contribution from the recent Enserco acquisition. Our markets outside of North America have a very favorable near-term outlook, particularly in our offshore markets. We are currently deploying a newly acquired jackup to Mexico and have numerous near-term prospects for our platform rigs. We also expect to secure a contract for the jackup we acquired in February, commensurate with the late-year completion of upgrades currently being performed at a Middle East shipyard. The next few quarters should see steady improvement in land drilling as the contribution of recently initiated contracts in Saudi Arabia and Yemen begin to contribute more fully. Latin America as a whole remains lackluster although we are seeing occasional opportunities offshore and for our deeper rigs on land. We continue to see strong bid flow internationally, which further bolsters our bullish long-term view of this unit.

In the US Gulf of Mexico, we expect a modest improvement in third quarter with a more meaningful increase likely in fourth quarter. The remainder of our businesses, primarily those that are largely directed at the North American gas markets, are stable and we anticipate improving market conditions throughout the year, although probably at a slightly slower pace than previously expected.

I believe this quarter will be the low point in our results for this cycle and I am optimistic that the inevitable upturn in our North American gas-directed markets will be even more meaningful to Nabors as a result of our increased presence in Canada. This, coupled with the continued strength of our businesses outside of North America, indicates even higher potential for us compared to previous cyclical upturns."

The Nabors companies own and operate over 530 land drilling and 933 land workover and well-servicing rigs worldwide. Offshore, Nabors operates 44 platform, 16 jack-ups, and three barge rigs in the domestic and international markets. Nabors also operates 30 marine transportation and support vessels in the Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.




================================================================================
Nabors Industries Ltd. stock is listed on the American Stock Exchange (NBR). For further information or to request investor materials please contact Nabors Industries Ltd., in Barbados through our website at www.nabors.com. Alternatively, you may also contact Nabors Corporate Services Inc., Mr. Dennis
A. Smith, Director of Corporate Development at (281) 775-8038.

                     NABORS INDUSTRIES LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             (UNAUDITED)
                                                  --------------------------------------------------------------------
                                                    THREE MONTHS ENDED JUNE 30,            SIX MONTHS ENDED JUNE 30,
                                                  ------------------------------         -----------------------------

                                                     2002                2001               2002               2001
                                                  -----------         ----------         ----------         ----------
Revenues and other income:
   Operating revenues                              $  346,088         $  601,484         $  721,959         $1,132,404
   Earnings from unconsolidated affiliates             10,430              9,996             21,396             20,243
   Interest income                                      8,142             15,676             17,393             28,936
   Other income, net                                    2,649              3,056              3,146             12,324
                                                   ----------         ----------         ----------         ----------
      Total revenues and other income                 367,309            630,212            763,894          1,193,907
                                                   ----------         ----------         ----------         ----------
Costs and other deductions:
   Direct costs                                       238,190            366,034            487,623            706,356
   General and administrative expenses                 32,824             33,814             65,490             66,900
   Depreciation and amortization                       47,984             50,746             91,665             94,476
   Interest expense                                    14,418             14,513             29,033             26,977
                                                   ----------         ----------         ----------         ----------
      Total costs and other deductions                333,416            465,107            673,811            894,709
                                                   ----------         ----------         ----------         ----------
Income before income taxes                             33,893            165,105             90,083            299,198
                                                   ----------         ----------         ----------         ----------
Income taxes:
  Current                                               2,514             11,388              6,957             26,323
  Deferred                                              5,959             49,702             15,764             85,722
                                                   ----------         ----------         ----------         ----------
    Total income taxes                                  8,473             61,090             22,721            112,045
                                                   ----------         ----------         ----------         ----------
Net income                                         $   25,420         $  104,015         $   67,362         $  187,153
                                                   ==========         ==========         ==========         ==========

Earnings per share (1):
   Basic                                           $      .18         $      .71         $      .47         $     1.28
   Diluted                                         $      .17         $      .63         $      .45         $     1.14

Weighted average number of shares outstanding:
  Basic                                               142,778            146,539            141,874            146,617
                                                   ----------         ----------         ----------         ----------
  Diluted                                             150,041            173,309            148,351            171,796
                                                   ----------         ----------         ----------         ----------
Income derived from operating activities (2)       $   37,520         $  160,886         $   98,577         $  284,915
                                                   ==========         ==========         ==========         ==========

(1) See "Computation of Per Share Earnings" included as a separate schedule.

(2) Income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, and depreciation and amortization expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America. However, management does evaluate the performance of its business units and the consolidated company based on income derived from operating activities because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    AS OF JUNE 30, 2002 AND DECEMBER 31, 2001
                          (IN THOUSANDS, EXCEPT RATIOS)


                                                             (UNAUDITED)
                                                        JUNE 30,      DECEMBER 31,
                                                         2002             2001
                                                      ----------      ------------
ASSETS
Cash and marketable securities                        $  552,583       $  541,612
Accounts receivable, net                                 297,261          361,086
Other current assets                                     137,479          128,248
                                                      ----------       ----------
     Total current assets                                987,323        1,030,946
Marketable securities                                    236,915          377,025
Property, plant and equipment, net                     2,789,149        2,433,247
Goodwill, net                                            302,731          199,048
Other long-term assets                                   116,660          111,649
                                                      ----------       ----------
     Total assets                                     $4,432,778       $4,151,915
                                                      ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term obligations              $    3,565       $    2,510
Other current liabilities                                276,025          327,620
                                                      ----------       ----------
     Total current liabilities                           279,590          330,130
Long-term obligations                                  1,582,183        1,567,616
Other long-term liabilities                              407,162          396,303
                                                      ----------       ----------
     Total liabilities                                 2,268,935        2,294,049
Stockholders' equity                                   2,163,843        1,857,866
                                                      ----------       ----------
     Total liabilities and stockholders' equity       $4,432,778       $4,151,915
                                                      ==========       ==========

Total cash and marketable securities                  $  789,498       $  918,637

Working capital                                       $  707,733       $  700,816

Funded debt to capital ratio:
    - Gross                                             0.42 : 1         0.46 : 1
    - Net of cash and marketable securities             0.27 : 1         0.26 : 1
Interest coverage ratio:                                 9.5 : 1         13.3 : 1


                        COMPUTATION OF PER SHARE EARNINGS
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

                                                                             (UNAUDITED)
                                                 --------------------------------------------------------------------
                                                  THREE MONTHS ENDED JUNE 30,          SIX MONTHS ENDED JUNE 30,
                                                 -------------------------------    ---------------------------------
                                                     2002               2001            2002               2001
                                                 --------------    -------------    ------------    -----------------
Net Income (numerator):
   Net income - basic                              $ 25,420           $104,015        $ 67,362           $187,153
   Add interest expense on assumed
    conversion of our zero coupon
    convertible senior debentures, net of
    tax (1):
        $825 million due 2020                             -              2,009               -              4,005
        $1.381 billion due 2021                           -              3,311               -              5,311
                                                   --------           --------        --------           --------
     Adjusted net income - diluted                 $ 25,420           $109,335        $ 67,362           $196,469
                                                   --------           --------        --------           --------
   Earnings per share:
     Basic                                         $    .18           $    .71        $    .47           $   1.28
     Diluted                                       $    .17           $    .63        $    .45           $   1.14

Shares (denominator):
   Weighted average number of shares
      outstanding - basic                           142,778            146,539         141,874            146,617
   Net effect of dilutive stock options
      and warrants based on the treasury
      stock method                                    7,263              8,140           6,477              8,438
   Assumed conversion of our zero coupon
      convertible senior debentures (1):
        $825 million due 2020                             -              8,859               -              8,859
        $1.381 billion due 2021                           -              9,771               -              7,882
                                                   --------           --------        --------           --------
   Weighted average number of shares
      outstanding-diluted                           150,041            173,309         148,351            171,796
                                                   --------           --------        --------           --------


(1) Diluted earnings per share for 2001, reflects the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in that period would have been dilutive. Diluted earnings per share for 2002, does not reflect the assumed conversion of our $825 million and $1.381 billion zero coupon convertible senior debentures, as the conversion in that period would have been anti-dilutive.